Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of MPLX LP of our report dated February 26, 2016, except for the effect of the changes discussed in Note 4 to the consolidated financial statements, as to which the date is May 2, 2016, relating to the financial statements and the effectiveness of internal control over financial reporting of MPLX LP, which appears in MPLX LP’s Current Report on Form 8-K dated May 2, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Toledo, Ohio
May 16, 2016